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                                                               Exhibit (a)(5)(B)

                        [LOGO GLOBAL NET FINANCIAL.COM]
                      33 Glasshouse Street London W1B 5DG
                    Tel: 020 7851 8100 - Fax: 020 7851 8200



                                 August 7, 2001

AISoftw@re S.p.A.
Via C. Esterle, 9
Milan 20132
Italy
H
Attn:  Prof. Francesco Gardin


Dear Prof. Gardin:

            You have requested certain information relating to GlobalNet Financial.com, a Delaware corporation, (the "Company"), and its subsidiaries in connection with your consideration of a possible negotiated transaction between the Company and/or its subsidiaries and you resulting in your acquisition of all the outstanding shares of the Company. (a "Transaction").

            As a condition to the furnishing to you and your Representatives (as defined below) of a confidential Memorandum and other information regarding the Company and its related businesses, you agree that (i) all information relating to the Company furnished by or on behalf of the Company to you or your Representatives, whether prior to or after your acceptance of this letter and irrespective of the form of communication, or learned by you in connection with visits to the Company's facilities, in connection with your consideration of a Transaction (such information, together with notes, memoranda, summaries, analyses, compilations and other writings relating thereto or based thereon prepared by you or your Representatives being referred to herein as the "Evaluation Material") will be kept strictly confidential, and (ii) the Evaluation Material will be used solely for the purpose of determining the desirability of a Transaction; provided, however, that the Evaluation Material may be disclosed to any of your Representatives who need to know such information for the purpose of assisting you in evaluating a Transaction (it being understood that such Representatives will be informed by you of the contents of this agreement and that, by receiving such information, such Representatives are agreeing to be bound by this agreement). The term "Evaluation Material" does not include information which was or becomes available to you or any of your Representatives on a non-confidential basis from a source other than the Company or its affiliates or Representatives, provided that neither you nor any of your Representatives is aware that such source is under an obligation (whether contractual, legal or fiduciary) to the Company to keep such information confidential. For purposes hereof, the "Representatives" of any entity means such entity's directors, officers, employees, legal and financial advisors, accountants and other agents, consultants and representatives. For the avoidance of doubt, the parties hereto expressly acknowledge and agree that Mr. Peter Fuhrman is not a "Representative" of AISoftw@re S.p.A. ("AIS") Should Mr. Fuhrman make any statements purportedly on behalf of AIS, you will make an immediate public announcement stating that Mr. Fuhrman is not a "Representative" of AIS. You will be responsible for any breach of this agreement by any of your Representatives and agree to take all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of Evaluation Material.


GLOBALNETFINANCIAL.COM, INC. REGISTERED IN UNITED STATES OF AMERICA NO.
061489574
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            Other than as set forth in the press release attached hereto as
Exhibit A (such press release to be made simultaneously with the execution of this agreement), you hereby represent that no law, order rule or regulation (including those of any stock exchanges) to which you are subject require any public disclosure of your execution of this agreement or of your discussions with the Company and its Representatives at this time. In addition, you agree that, except with the prior written consent of the Company or as required or permitted by this agreement, you will not, and you will direct your Representatives not to, make any release to the press or other public disclosure, or make any statement to any employee, competitor, customer or supplier of the Company or any of its direct or indirect subsidiaries or any other person concerning either (i) the existence of this letter or that the Evaluation Material has been made available to you or (ii) in the event that the Company or any its of Representatives engages in discussions or negotiations with you or your Representatives, the fact that discussions or negotiations are taking place or have taken place concerning a possible Transaction, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof, except for such public disclosure as may be necessary, in the written opinion of your outside counsel, for you not to be in violation of or default under any applicable law, regulation or governmental order. If you propose to make any disclosure based upon such an opinion, you will deliver a copy of such opinion to the Company together with the text of the proposed disclosure as far in advance of its disclosure as is reasonably practicable, and will in good faith consult with and consider the suggestions of the Company and its Representatives concerning the nature and scope of the information you propose to disclose.

            If you or any of your Representatives are requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Evaluation Material, you will (i) give the Company prompt notice of such request so that the Company may seek an appropriate protective order and
(ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow such a request. You will cooperate fully with the Company in obtaining such an order. If in the absence of a protective order you are nonetheless compelled to disclose Evaluation Material, the Company agrees that you may make such disclosure without liability hereunder, provided that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company's request and at its expense, use your best efforts to obtain reasonable assurances that confidential treatment will be accorded to such information.

            At any time after termination of discussions by either party to this agreement with respect to a Transaction, upon the request of the Company, you will promptly (and in no event later than five (5) business days after such request) redeliver or cause to be redelivered to the Company all copies of the Evaluation Material furnished to you by or on behalf of the Company and destroy or cause to be destroyed all Evaluation Material prepared by you or any of your Representatives. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations hereunder.

            Although the Company will endeavor to include in the Evaluation Material information it believes to be relevant to the evaluation of a Transaction, you hereby acknowledge that neither the Company nor any of its affiliates or Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any of the Evaluation Material. You agree that neither the Company nor any of its affiliates or Representatives will have any liability to you or your Representatives resulting from use of any of the Evaluation Material.

            You hereby acknowledge that you are aware (and that your Representatives who have been apprised of this agreement and your consideration of a Transaction have been, or upon becoming so apprised, will be advised) of the restrictions imposed by federal and state securities laws on a person possessing material nonpublic
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information about a company. In this regard, you hereby agree that while you are in possession of material nonpublic information with respect to the Company and its subsidiaries, you will not purchase, sell or transfer any securities of the Company, or communicate such information with any third party, other than with your affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "1934 Act").

            You also agree not to initiate or maintain contact (other than in the ordinary course of business) with any officer, director, employee or agent of the Company or any of its subsidiaries regarding its business, operations, prospects, finances or any other matter pertaining to the Company or to any proposed Transaction, other than W. Thomas Hodgson, Richard Guest or Ron Goldie. It is understood that they will arrange for appropriate contacts for due diligence purposes. It is further understood that all (i) communications regarding a possible Transaction, (ii) requests for additional information,
(iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed to one or all of these individuals. You hereby acknowledge that you may be disqualified from participating in a Transaction if you fail to comply with the procedures and restrictions set forth in this paragraph and the following paragraph.

            As a further condition to the furnishing of the Evaluation Material, you agree that you, your affiliates and associates (as such terms are defined in Rule 12b-2 under the 1934 Act) and your Representatives will not, and you and they will not assist or encourage others (including by providing financing) to, directly or indirectly, for a period of two (2) years from the date of this agreement, unless specifically requested or permitted in writing in advance by the Company or us:

      (i) acquire or agree, offer, seek or propose (whether publicly or otherwise) to acquire ownership (including but not limited to beneficial ownership (as defined in Rule 13d-3 under the 1934 Act)) of (x) the Company or any of its assets or businesses, (y) any securities issued by the Company or (z) any rights or options to acquire such ownership (including from a person other than the Company), whether by means of a negotiated purchase of securities or assets, tender or exchange offer, merger or other business combination, recapitalization, restructuring or other extraordinary transaction (a "Business Combination Transaction"),

      (ii) engage in any "solicitation" of "proxies" (as such terms are used in the proxy rules promulgated under the 1934 Act, but disregarding clause (iv) of Rule 14a-1(l)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1) or (2)), or form, join or in any way participate in a "group" (as defined under the 1934 Act), with respect to any securities issued by the Company,

      (iii) otherwise seek or propose to influence or control the Board of Directors, management or policies of the Company,

      (iv) take any action that could reasonably be expected to require the Company to make a public announcement regarding any of the types of matters referred to in clause (i), (ii) or (iii) above; or

      (ii) enter into any discussions, negotiations, agreements, arrangements or understandings with any third party with respect to any of the foregoing (other than with a bona fide financial institution which is your Representative).

You also agree not to request the Company or any of its Representatives to amend or waive any provision of this paragraph (including this sentence). If at any time you are approached by any third party concerning your or their participation in any of the types of matters referred to in clauses (i) and (ii) above, you will not communicate with such third party concerning such participation, except that you will promptly inform such third party that you are bound by certain confidentiality obligations in respect of such assets, businesses or securities (without referring to this letter).
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            You further agree that for a period of two (2) years from the date hereof, neither you nor any of your affiliates will solicit to employ or employ any officer or employee of the Company or any of its subsidiaries, so long as they are employed by the Company or any of its subsidiaries, without obtaining the prior written consent of the Company. The term "solicit to employ" does not include general solicitations of employment not specifically directed towards employees of the Company and its subsidiaries.

            It is expressly understood by the parties hereto that this agreement is not intended to, and does not, constitute an agreement to consummate a Transaction or to enter into a definitive Transaction agreement, and neither the Company nor you will have any rights or obligations of any kind whatsoever with respect to a Transaction by virtue of this agreement or any other written or oral expression by either party hereto or their respective Representatives unless and until a definitive agreement relating thereto between the Company and you is executed and delivered, other than for the matters specifically agreed to herein. You further agree that, in the event that you and the Company have not entered into a definitive agreement with respect to a Transaction by 5:00 pm, New York time, August 15, 2001, you will tender all shares of the Company common stock owned by you and your affiliates into the tender offer currently outstanding from GlobalNet Acquisitions Inc., a wholly-owned subsidiary of New Media SPARK, plc ("SPARK"). You hereby agree that SPARK shall be a third party beneficiary of the obligations set forth in this paragraph.

            You further acknowledge that (i) the Company and its Representatives shall be free to negotiate with any other person and enter into a definitive agreement with regard to a Transaction without prior notice to you or any other person, (ii) the Company reserves the right to reject any and all proposals made by you or any of your Representatives with regard to a possible Transaction and to terminate any discussions or negotiations with you at any time, and (iii) neither the Company nor any of its affiliates or Representatives nor any third party with whom the Company enters into any agreement for, or completes, a Business Combination Transaction shall have any liability to you arising out of or relating to such a Business Combination Transaction (other than any liability arising under a definitive Transaction agreement with you in accordance with the terms thereof).

            You acknowledge and agree that money damages would not be a sufficient remedy for any breach of any provision of this agreement by you, and that in addition to all other remedies which we or the Company may have, we or the Company will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. No failure or delay by us or the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

            This agreement (i) contains the sole and entire agreement between the parties with respect to the subject matter hereof, (ii) may be amended, modified or waived only by a separate written instrument duly executed by or on behalf of the Company and you, and (iii) shall be governed by and construed in accordance with the laws of the State of New York. Except as otherwise expressly provided herein, your obligations under this agreement will expire eighteen (18) months from the date hereof.
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            If the foregoing correctly sets forth our agreement with respect to the matters set forth herein, please so indicate by signing two copies of this agreement and returning one of such signed copies to us for our signature, whereupon this agreement will constitute our binding agreement with respect to the matters set forth herein.

                                          Very truly yours,

                                          GLOBALNET FINANCIAL.COM

                                          By: /s/ W. Thomas Hodgson
                                              ------------------------------
                                              Name:  W. Thomas Hodgson
                                              Title: Chief Executive Officer



AISOFTW@RE, INC.


Accepted and agreed to as of
the date first written above:

By: /s/ Francesco Gardin
    ------------------------------
    Name:  Francesco Gardin
    Title: Chief Executive Officer